POMA, A LEADING SUPPLIER OF CABLE TRANSPORT SYSTEMS,
TO FEATURE VISION SYSTEMS’ NUANCE WITH SPD-SMARTGLASS
AT INNOTRANS 2014

Berlin, Germany, September 22, 2014 – Over 160,000 visitors will have the opportunity this week to experience Poma’s “Cabine H2” cabin featuring Vision Systems' “Nuance” SPD-SmartGlass at Innotrans 2014 in Berlin, Germany. This all-weather futuristic cable car is the first to be powered by fuel cells, which converts hydrogen into electricity.

This cabin will be featured at Poma’s booth in hall 2.2/301 from September 23rd to 26th. Innotrans is the largest international trade fair for rail transport technology and is held every two years in Berlin.

Poma selected Research Frontiers licensee Vision Systems’ “Nuance” SPD solution for this cabin. In addition to controlling the level of light and glare coming into the cabin, it also offers many other advantages. This electronically dimmable window (EDW) technology provides unsurpassed thermal insulation: SPD-SmartGlass substantially rejects solar heat from entering through windows. When compared to conventional automotive glass, Mercedes-Benz reported that the use of SPD-SmartGlass significantly reduced the temperature inside a vehicle by up to 18ºF/10ºC. This increases passenger comfort and requires no power in its tinted state, making for a very efficient solution. SPD-Smart technology also provides transparency when a small amount of power is applied to align nanoparticles inside a special film inside the glass.

Joseph M. Harary, President and CEO of Research Frontiers noted: “Visitors to Innotrans will see all types of transportation vehicles that use large amounts of glass to offer visibility and a better connection between the passenger and the outside environment. We are pleased that Poma has featured the efficient and elegant Nuance solution by our licensee Vision Systems at Innotrans 2014 for controlling heat, light and glare inside their vehicles, while providing maximum visibility and connectivity with the outdoor environment.

To learn more about Vision Systems, please see their Press Release.

About Poma:

With over 7,800 lifts built worldwide during the past 78 years, the French company POMA has become a leading player in rope transportation. Around the globe Poma has demonstrated its know-how and expertise in urban rope transportation, the skiing industry and industrial science. Every day almost 6.5 million people worldwide are transported by equipment made by Poma. In 2013 Poma’s turnover reached 283.4 million euros.

Further information: www.poma.net - Twitter: @POMAROPEWAYS

About Research Frontiers:

Research Frontiers is the developer of SPD-Smart light-control technology, which allows users instantly, precisely and uniformly to control the shading of glass or plastic, either manually or automatically. Research Frontiers has over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, LinkedIn and YouTube.

CONTACT:
Joseph M. Harary
President & CEO
+1-516-364-1902
Info@SmartGlass.com

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. “SPD-Smart” and “SPD-SmartGlass” are trademarks of Research Frontiers Inc. “Nuance” is a trademark of Vision Systems. “Cabine H2” is a trademark of Poma.